EXHIBIT 5(b)


                                                        THELEN REID & PRIEST LLP
                                                                Attorneys at Law
                                                        ------------------------

                                                                875 Third Avenue
                                                         New York, NY 10022-6225

                                                               Tel. 212.603.2000
                                                               Fax  212.603.2001

                                                              www.thelenreid.com


                                            December 23, 2002


Florida Power & Light Company
700 Universe Boulevard
Juno Beach, Florida 33408

Ladies and Gentlemen:

     As counsel for Florida Power & Light Company, a Florida corporation (the "Company"), we have participated in the preparation of a registration statement on Form S-3 (the "Registration Statement"), to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, on or about the date hereof, in connection with the proposed offering of up to $1,000,000,000 in principal amount of the Company's First Mortgage Bonds (the "Bonds"). In connection therewith, we have reviewed such documents and records as we have deemed necessary to enable us to express an opinion on the matters covered hereby.

     Based on the foregoing, we are of the opinion that the Bonds will be valid, legal and binding obligations of the Company, except as limited or affected by bankruptcy, insolvency, reorganization, receivership, moratorium or other laws affecting mortgagees' and creditors' rights and remedies generally and general principles of equity, when:

     1. the Bonds are issued and sold pursuant to the authority contained in an order of the Florida Public Service Commission;

     2. a duly-authorized officer of the Company, acting within the authority granted by resolutions of the Board of Directors and the Finance Committee of the Board of Directors, approves and establishes the terms and provisions of the Bonds in accordance with the Mortgage and Deed of Trust dated as of January 1, 1944, as amended and supplemented, from the Company to Deutsche Bank Trust Company Americas, as Trustee; and

     3. the Bonds are issued and sold in accordance with their terms and as contemplated by the Registration Statement.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the reference to us in the prospectus included in the Registration Statement under the caption "Legal Opinions."

     We are members of the New York Bar and this opinion is limited to the laws of the State of New York and the federal laws of the United States insofar as they bear on the matters covered hereby. As to all matters of Florida law, we have relied, with your consent, upon the opinion of even date herewith rendered to you by Steel Hector & Davis LLP, Miami, Florida. As to all matters of New York law, Steel Hector & Davis LLP is authorized to rely upon this opinion as if it were addressed to it.

                                            Very truly yours,

                                            /s/ Thelen Reid & Priest LLP

                                            THELEN REID & PRIEST LLP